Exhibit 99.2

                          AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER (this "Plan of Merger"), dated as of February 13, 1997, is by and between PORTSMOUTH SAVINGS BANK ("Portsmouth Bank"), a New Hampshire state chartered savings bank, and CFX BANK ("CFX Bank"), a New Hampshire state chartered savings bank, and is joined in by PORTSMOUTH BANK SHARES, INC. ("Portsmouth"), a New Hampshire corporation, and CFX CORPORATION ("CFX"), a New Hampshire Corporation.

                                   WITNESSETH

      WHEREAS, the respective Boards of Directors of Portsmouth Bank and CFX Bank deem the merger of Portsmouth Bank with and into CFX Bank, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective banks and their respective shareholders, and the respective Boards of Directors of Portsmouth Bank and CFX Bank have adopted resolutions approving this Plan of Merger and a related Agreement and Plan of Reorganization dated as of even date herewith (the "Reorganization Agreement").

      WHEREAS, Portsmouth, the sole shareholder of Portsmouth Bank, and CFX, the sole shareholder of CFX Bank, have consented to and joined in this Plan of Merger and have entered into the Reorganization Agreement.

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

                                    ARTICLE I
                                   BANK MERGER

      Subject to the terms and conditions of this Plan of Merger, on the Effective Date (as hereinafter defined), Portsmouth Bank shall be merged with and into CFX Bank, pursuant to the provisions of, and with the effect provided in, Title 35 of the New Hampshire Revised Statutes Annotated (the "Bank Merger"). On the Effective Date, the separate existence of Portsmouth Bank shall cease and CFX Bank, as the surviving entity, shall continue unaffected and unimpaired by the Bank Merger (CFX Bank, as existing on and after the Effective Date, being hereinafter sometimes referred to as the "Surviving Bank").

                                   ARTICLE II
                        ARTICLES OF AGREEMENT AND BY-LAWS

      The Amended and Restated Articles of Agreement and the By-laws of CFX Bank in effect immediately prior to the Effective Date shall be the Articles of Agreement and the By-laws of the Surviving Bank, amended as set forth below, in each case until amended in accordance with applicable law. The Articles of Agreement of the Surviving Bank shall be amended effective upon the Effective Date to add the following paragraph to the end of existing
Article VI:

     "The Bank shall assume the Distribution and Liquidation Account (the "Liquidation Account") initially established and maintained by Portsmouth Savings Bank for the benefit of Portsmouth Savings Bank's eligible savings account holders as of December 31, 1987 ("eligible savers"). Notwithstanding any provision of these Articles or of the By-laws of the Bank to the contrary, in the event of a complete liquidation of the Bank, it shall comply with such regulations with respect to the amount and the priorities on liquidation of each of the Bank's eligible savers' inchoate interest in the Liquidation Account, to the extent it is still in existence; provided, that an eligible saver's inchoate interest in the Liquidation Account shall not entitle such eligible saver to any voting rights at meetings of the Bank's shareholders."

                                   ARTICLE III
                             DIRECTORS AND OFFICERS

      The directors of CFX Bank immediately prior to the Effective Date, together with two directors of Portsmouth to be designated by Portsmouth in accordance with Section 4.10(c) of the Reorganization Agreement, will be the directors of the Surviving Bank on the Effective Date. The officers of CFX Bank immediately prior to the Effective Date shall be the officers of the Surviving Bank on the Effective Date.

                                   ARTICLE IV
                                     CAPITAL

      The shares of capital stock of CFX Bank issued and outstanding immediately prior to the Effective Date shall be the shares of the Surviving Bank issued and outstanding on the Effective Date.

                                    ARTICLE V
                      CANCELLATION OF PORTSMOUTH BANK STOCK

      Each share of Portsmouth Bank capital stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Bank Merger, be cancelled on the Effective Date, and no cash, stock or other property shall be delivered in exchange therefor.

                                   ARTICLE VI
                        EFFECTIVE DATE OF THE BANK MERGER

      Certificates or articles of merger evidencing the transactions contemplated herein shall be delivered to the New Hampshire Secretary of State in accordance with applicable New Hampshire law. The Bank Merger shall be effective at the time and on the date specified in such


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certificates or articles of merger (such date and time being herein referred to as the "Effective Date").

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

      The obligations of Portsmouth Bank and CFX Bank to effect the Bank Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

                                  ARTICLE VIII
                                   TERMINATION

      Anything contained in this Plan of Merger to the contrary notwithstanding, this Plan of Merger may be terminated and the Bank Merger abandoned as provided in the Reorganization Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

      1. This Plan of Merger may be amended or supplemented at any time prior to the Effective Date by mutual agreement of the parties hereto. Any such amendment or supplement must be in writing and approved by the parties' respective Boards of Directors and/or by officers authorized thereby.

      2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

      3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

      4. This Plan of Merger shall be governed by and construed in accordance with the laws of New Hampshire applicable to the internal affairs of Portsmouth Bank and CFX Bank.









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


      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                             PORTSMOUTH SAVINGS BANK


                             By:  _____________________________________
                                  Harry R. Hart
                                  Chairman and Chief Executive Officer


                             CFX BANK


                             By:  _____________________________________
                                  Peter J. Baxter,
                                  President and Chief Executive Officer



         JOINED IN BY:

         PORTSMOUTH BANK SHARES, INC.


         By:  _____________________________________
              Harry R. Hart
              President and Chief Executive Officer

         CFX CORPORATION


         By:  _____________________________________
              Peter J. Baxter,
              President and Chief Executive Officer



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